Press Release

UGI Reports Second Quarter Results
May 6, 2020

VALLEY FORGE, PA - UGI Corporation (NYSE: UGI) today reported financial results for the fiscal quarter ended March 31, 2020.
HEADLINES

•	Q2 GAAP EPS of $1.07 and adjusted EPS of $1.56 per diluted share compared to GAAP EPS of $1.38 and adjusted EPS of $1.43 per diluted share in the prior-year period.

•	Year-to-date GAAP EPS of $2.08 and adjusted EPS of $2.73 per diluted share represent a 20% increase in GAAP EPS and a 22% increase in adjusted EPS compared to the prior year.

•	Q2 Reportable segments earnings before interest expense and income taxes of $527.4 million compared to $550.5 million in the prior-year period.

•	Significantly warmer-than-normal weather in all of UGI's service territories.

•	On April 21, 2020, UGI's Board of Directors approved an increase to its quarterly dividend to $0.33 per share marking the 33rd consecutive year of annual dividend increases.

•	As of March 31, 2020, UGI Corporation had available liquidity of $1.2 billion.

•
Decreased capital expenditures guidance to $730 million from $850 million for fiscal 2020 as a result of delays related to COVID-19. These projects are expected to be executed in fiscal 2021. The updated timing of the projects supports free cash flow in fiscal 2020.

•
Updated fiscal year 2020 adjusted EPS guidance to a range of $2.45 - $2.55 per share prior to the COVID-19 impact, and anticipate that the pandemic could negatively impact earnings by an additional $0.20 - $0.30 per share.

"As we announce our second quarter results, our employees, customers, communities and the world continue to address the major impacts of the COVID-19 pandemic," said John L. Walsh, President and Chief Executive Officer of UGI Corporation. "We continue to serve our customers, prioritize the safety of our employees and customers, and support the communities we serve. UGI's businesses have contributed time and resources to support front line workers and community-based agencies providing critical services to our local communities. UGI has adapted its work practices to ensure we do our part to limit the spread of the virus and we remain committed to being a trusted partner for all of our stakeholders.
"Our solid year-to-date earnings were delivered despite the impact of historically warm weather in our second quarter. UGI's core operations were positioned to deliver adjusted EPS of approximately $2.45 - $2.55 for fiscal 2020 before the COVID-19 pandemic1. COVID-19 did not materially impact our results through March 31st, but we expect to experience some volume losses for the remainder of the year, particularly relating to commercial customers. As each day passes, we receive more information and will continue to assess uncertainties and refine our projections. Currently we anticipate that the pandemic could negatively impact fiscal year 2020 earnings by approximately $0.20 - $0.30 per share. We will continue to update you as more information becomes available.
"Our liquidity position remains very strong as a result of disciplined balance sheet management through all market conditions. As of March 31, 2020, our total available liquidity was $1.2 billion. Two weeks ago, we announced that UGI increased its dividend for the 33rd consecutive year.

"Lastly, we want you to know that the health, well-being and safety of our employees, customers, and communities remains our top priority" Mr. Walsh concluded.

KEY DRIVERS OF SECOND QUARTER RESULTS

•
AmeriGas: Retail volume decreased 11.4% on weather that was 12.9% warmer than the prior year; Cylinder Exchange volumes increased 17.7% while National Accounts volumes decreased 2.7% compared to the prior-year period; lower operating and administrative expenses due to disciplined expense management

•
UGI International: Retail volume decreased 10.9% largely a result of weather that was 5.8% warmer than the prior year and from the termination of a low margin autogas contract in Italy; volume loss was partially offset by higher average LPG unit margins due to effective margin management and higher margins from energy marketing; lower operating and administrative expenses due to disciplined expense management

•
Midstream & Marketing: Higher natural gas gathering margin attributable to UGI Appalachia; higher peaking margin due to higher LNG trucking volume and additional peaking contracts compared to the prior-year period

•
UGI Utilities: Core market volumes decreased 17.4% due to weather that was 18.9% warmer than the prior-year period; despite lower volumes, total margin only decreased slightly due to the increase in base rates

EARNINGS CALL and WEBCAST
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss second quarter earnings and other current activities at 9:00 AM ET on Thursday, May 7, 2020. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://www.ugicorp.com/investor-relations/events-and-presentations/default.aspx or at the company website https://www.ugicorp.com under Investor Relations. A telephonic replay will be available from 12:00 PM ET on May 7th through 11:59 PM ET on May 14th. The replay may be accessed at (800) 585-8367, and internationally at 1-416-621-4642, conference ID 7616849.

CONTACT INVESTOR RELATIONS
610-337-1000
Brendan Heck, ext. 6608
Alanna Zahora, ext. 1004
Shelly Oates, ext. 3202

ABOUT UGI
UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes LPG both domestically (through AmeriGas) and internationally (through UGI International), manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in Pennsylvania, and engages in energy marketing in eleven states, the District of Columbia and internationally in France, Belgium, the Netherlands and the UK.
Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

USE OF NON-GAAP MEASURES
Management uses "adjusted earnings per share," a non-GAAP financial measure, when evaluating UGI's overall performance. Management believes that this non-GAAP measure provides meaningful information to investors about UGI’s performance because it eliminates the impact of (1) gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions and (2) other significant discrete items that can affect the comparison of period-over-period results. Volatility in net income at UGI can occur as a result of gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions but included in earnings in accordance with U.S. generally accepted accounting principles ("GAAP").

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

Tables on the last page reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to above.

1 Because we are unable to predict certain potentially material items affecting diluted earnings per share on a GAAP basis, principally mark-to-market gains and losses on commodity and certain foreign currency derivative instruments we cannot reconcile fiscal year

2020 adjusted diluted earnings per share, a non-GAAP measure, to diluted earnings per share, the most directly comparable GAAP measure, in reliance on the “unreasonable efforts” exception set forth in SEC rules.

USE OF FORWARD-LOOKING STATEMENTS

This press release contains statements, estimates and projections which are forward-looking statements (as defined in Section 21E of the Securities and Exchange Act of 1934, as amended). Management believes that these are reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions and the seasonal nature of our business, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, liability for uninsured claims and for claims in excess of insurance coverage, domestic and international political, regulatory and economic conditions in the United States and in foreign countries, including the current conflicts in the Middle East and the potential withdrawal of the United Kingdom from the European Union, and foreign currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our business, our ability to successfully integrate acquired businesses and achieve anticipated synergies, including certain integration risks relating to the acquisition of CMG, and the interruption, disruption, failure, malfunction, or breach of our information technology systems, including due to cyber-attack, the inability to complete pending or future energy infrastructure projects, and our ability to achieve the operational benefits and cost efficiencies expected from the completion of pending and future transformation initiatives at our business units. This presentation also includes forward-looking statements addressing the anticipated impact of COVID-19 on our business, operations and financial condition. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

SEGMENT RESULTS ($ in millions, except where otherwise indicated)
AmeriGas Propane

For the fiscal quarter ended March 31,	2020	2019	Increase (Decrease)
Revenues	$802.0	$971.6	$(169.6)	(17.5)%
Total margin (a)	$476.4	$536.4	$(60.0)	(11.2)%
Operating and administrative expenses	$230.2	$250.2	$(20.0)	(8.0)%
Operating income/earnings before interest expense and income taxes	$206.0	$247.3	$(41.3)	(16.7)%
Retail gallons sold (millions)	340.0	383.6	(43.6)	(11.4)%
Heating degree days - % (warmer) colder than normal	(9.1)%	4.4%
Capital expenditures	$35.9	$25.8	$10.1	39.1%

•	Retail gallons sold decreased 11.4%, principally due to temperatures that were 9.1% warmer-than-normal and 12.9% warmer than the prior-year period.

•	Total margin decreased $60.0 million compared to the prior-year period principally due to the decrease in retail volumes sold ($54.8 million) and lower average retail unit margins ($4.1 million).

•
Operating and administrative expenses decreased $20.0 million primarily due to lower compensation and benefits costs ($12.1 million), decreased vehicle and equipment operating and maintenance expenses ($5.1 million), and lower business travel expense ($1.2 million).

•	Earnings before interest expense and income taxes decreased $41.3 million largely reflecting the lower total margin partially offset by the decreased operating and administrative expenses.

UGI International

For the fiscal quarter ended March 31,	2020	2019	Increase (Decrease)
Revenues	$703.4	$783.2	$(79.8)	(10.2)%
Total margin (a)	$301.8	$322.3	$(20.5)	(6.4)%
Operating and administrative expenses (a)	$154.9	$165.1	$(10.2)	(6.2)%
Operating income	$116.8	$126.9	$(10.1)	(8.0)%
Earnings before interest expense and income taxes	$126.2	$130.1	$(3.9)	(3.0)%
LPG retail gallons sold (millions)	230.4	258.7	(28.3)	(10.9)%
Heating degree days - % (warmer) than normal	(12.9)%	(7.5)%
Capital expenditures	$21.6	$22.1	$(0.5)	(2.3)%

UGI International base-currency results are translated into U.S. dollars based upon exchange rates experienced during the reporting periods. Differences in these translation rates affect the comparison of line item amounts presented in the table above. The functional currency of a significant portion of our UGI International results is the euro and, to a much lesser extent, the British pound sterling. During the 2020 and 2019 three-month periods, the average unweighted euro-to-dollar translation rates were approximately $1.10 and $1.14, respectively, and the average unweighted British pound sterling-to-dollar translation rates were approximately $1.28 and $1.30, respectively.

•	Retail volume decreased 10.9% principally due to weather that was 12.9% warmer than normal and from the termination of a low-margin autogas contract in Italy.

•	Average propane wholesale selling prices in northwest Europe were approximately 21% lower than the prior-year period.

•
Total margin decreased $20.5 million compared to the prior-year period reflecting the decrease in total volumes and the translation effects of the weaker euro (approximately $9 million). The effects of these factors were partially offset by higher average LPG unit margins including margin management efforts and, to a much lesser extent, higher margins from energy marketing.

•
The decrease in operating and administrative expenses largely reflects the translation effects of the weaker euro (approximately $5 million), decreased distribution costs attributable to the lower volumes, and lower outside services costs.

•	Operating income decreased $10.1 million compared to the prior-year period primarily due to the decrease in total margin partially offset by lower operating and administrative expenses.

•
Earnings before interest expense and income taxes decreased $3.9 million compared to the prior-year period due to the lower operating income partially offset by higher pre-tax realized gains on foreign currency exchange contracts entered into in order to reduce volatility in UGI International net income resulting from the translation effects of changes in foreign currency exchange rates ($6 million).

Midstream & Marketing

For the fiscal quarter ended March 31,	2020	2019	Increase (Decrease)
Revenues	$422.2	$542.4	$(120.2)	(22.2)%
Total margin (a)	$123.9	$93.1	$30.8	33.1%
Operating and administrative expenses	$33.8	$31.5	$2.3	7.3%
Operating income	$71.3	$51.3	$20.0	39.0%
Earnings before interest expense and income taxes	$79.2	$52.8	$26.4	50.0%
Heating degree days - % (warmer) than normal	(19.2)%	(0.7)%
Capital expenditures	$23.5	$32.3	$(8.8)	(27.2)%

•	Temperatures were 19.2% warmer than normal and 18.6% warmer than the prior-year period.

•
Total margin increased $30.8 million reflecting higher natural gas gathering margin ($25.7 million) largely attributable to incremental margins from UGI Appalachia and, to a much lesser extent, higher peaking ($4.5 million) and a refund received in connection with pipeline contract rates ($3.0 million). The effect of these increases was partially offset by lower electric generation margin ($1.6 million) largely attributable to lower volumes at the Hunlock generation facility.

•	Operating and administrative expenses increased $2.3 million largely due to UGI Appalachia.

•
Operating income increased due to the higher total margin partially offset by higher depreciation and amortization expense ($7.5 million) and the increased operating and administrative expenses largely attributable to UGI Appalachia.

•	Earnings before interest expense and income taxes increased due to the higher operating income and equity income from the Pennant system which was acquired as part of the UGI Appalachia Acquisition.

UGI Utilities

For the fiscal quarter ended March 31,	2020	2019	Increase (Decrease)
Revenues	$392.6	$429.6	$(37.0)	(8.6)%
Total margin (a)	$207.3	$210.2	$(2.9)	(1.4)%
Operating and administrative expenses	$65.3	$67.7	$(2.4)	(3.5)%
Operating income	$116.0	$119.9	$(3.9)	(3.3)%
Earnings before interest expense and income taxes	$116.0	$120.3	$(4.3)	(3.6)%
Gas Utility system throughput - billions of cubic feet
Core market	33.2	40.2	(7.0)	(17.4)%
Total	97.9	96.6	1.3	1.3%
Gas Utility heating degree days - %(warmer) than normal	(20.5)%	(0.8)%
Capital expenditures	$78.0	$70.8	$7.2	10.2%

•	Gas Utility service territory experienced temperatures that were 20.5% warmer than normal and 18.9% warmer than the prior-year period.

•	Core market volumes decreased due to the warmer weather, partially offset by customer growth and higher average use per customer.

•
Total Gas Utility distribution throughput increased reflecting higher interruptible delivery service volumes (5.9 bcf) and higher large firm delivery service volumes (2.4 bcf), partially offset by lower core market volumes (7.0 bcf).

•
Total margin decreased $2.9 million reflecting lower total margin from Gas Utility core market customers ($9.7 million) due to lower volumes partially offset by the impact of the increase in base rates which became effective October 11, 2019. The margin decrease was partially offset by an unallocated negative surcharge revenue reduction ($10.5 million) in the 2019 three-month period as a result of a PAPUC Order related to the Tax Cuts and Jobs Act.

•	Operating and administrative expenses decreased $2.4 million reflecting, among other things, decreases in contractor expenses and allocated corporate expenses.

•
Earnings before interest expense and income taxes decreased reflecting the lower total margin and greater depreciation expense ($3.5 million) attributable to continued IT and distribution system capital expenditure activity. These effects were partially offset by the lower operating and administrative expenses.

(a)
Total margin represents total revenue less total cost of sales and excludes pre-tax gains and losses on commodity derivative instruments not associated with current period transactions. In the case of UGI Utilities, total margin is reduced by revenue-related tax expenses (which have been excluded from UGI Utilities' operating and administrative expenses presented). In the case of UGI International, total margin represents revenues less cost of sales and, in the 2019 three-month period, French energy certificate costs of $16.2 million. For financial statement purposes, French energy certificate costs in the March 2019 period are included in "Operating and administrative expenses" on the Condensed Consolidated Statements of Income (but excluded from operating and administrative expenses presented above). For financial statement purposes, French energy certificate costs in the March 2020 period are included in Cost of Sales.

REPORT OF EARNINGS – UGI CORPORATION
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2020	2019	2020	2019	2020	2019
Revenues:
AmeriGas Propane	$802.0	$971.6	$1,532.4	$1,791.8	$2,422.6	$2,787.2
UGI International	703.4	783.2	1,354.8	1,493.9	2,233.1	2,483.9
Midstream & Marketing	422.2	542.4	794.7	1,001.8	1,308.6	1,530.3
UGI Utilities	392.6	429.6	721.9	752.3	1,018.2	1,038.3
Corporate & Other (a)	(91.3)	(120.7)	(168.3)	(233.5)	(232.9)	(319.4)
Total revenues	$2,228.9	$2,606.1	$4,235.5	$4,806.3	$6,749.6	$7,520.3
Earnings (loss) before interest expense and income taxes:
AmeriGas Propane	$206.0	$247.3	$371.3	$413.9	$361.4	$421.6
UGI International	126.2	130.1	226.4	189.1	271.6	205.4
Midstream & Marketing	79.2	52.8	140.8	95.4	159.5	112.3
UGI Utilities	116.0	120.3	207.6	197.7	235.6	203.8
Total reportable segments	527.4	550.5	946.1	896.1	1,028.1	943.1
Corporate & Other (a)	(145.8)	(2.2)	(192.3)	(175.7)	(336.4)	(105.3)
Total earnings before interest expense and income taxes	381.6	548.3	753.8	720.4	691.7	837.8
Interest expense:
AmeriGas Propane	(41.2)	(42.2)	(83.7)	(84.6)	(166.5)	(166.1)
UGI International	(7.7)	(6.1)	(15.3)	(11.5)	(28.8)	(21.8)
Midstream & Marketing	(11.4)	(0.5)	(22.9)	(1.0)	(30.9)	(1.8)
UGI Utilities	(13.5)	(12.2)	(27.1)	(23.9)	(52.8)	(44.8)
Corporate & Other, net (a)	(8.6)	—	(17.5)	(0.2)	(24.1)	(0.5)
Total interest expense	(82.4)	(61.0)	(166.5)	(121.2)	(303.1)	(235.0)
Income before income taxes	299.2	487.3	587.3	599.2	388.6	602.8
Income tax expense	(73.6)	(90.6)	(149.7)	(114.0)	(128.3)	(137.1)
Net income including noncontrolling interests	225.6	396.7	437.6	485.2	260.3	465.7
(Deduct net income) add net loss attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	(0.1)	(151.3)	(0.1)	(175.6)	123.8	(79.3)
Net income attributable to UGI Corporation	$225.5	$245.4	$437.5	$309.6	$384.1	$386.4
Earnings per share attributable to UGI shareholders:
Basic	$1.08	$1.41	$2.09	$1.77	$1.96	$2.22
Diluted	$1.07	$1.38	$2.08	$1.74	$1.94	$2.18
Weighted Average common shares outstanding (thousands) (b):
Basic	208,941	174,501	209,151	174,461	195,716	174,331
Diluted	209,808	177,318	210,494	177,446	197,589	177,306
Supplemental information:
Net income (loss) attributable to UGI Corporation:
AmeriGas Propane	$121.5	$47.7	$212.6	$78.3	$245.9	$76.3
UGI International	75.6	89.7	148.3	126.4	169.1	137.5
Midstream & Marketing	50.0	38.1	86.0	69.1	113.6	81.5
UGI Utilities	82.4	82.8	143.2	132.7	143.7	124.2
Total reportable segments	329.5	258.3	590.1	406.5	672.3	419.5
Corporate & Other (a)	(104.0)	(12.9)	(152.6)	(96.9)	(288.2)	(33.1)
Total net income attributable to UGI Corporation	$225.5	$245.4	$437.5	$309.6	$384.1	$386.4

(a)
Corporate & Other includes specific items attributable to our reportable segments that are not included in profit measures used by our chief operating decision maker in assessing our reportable segments' performance or allocating resources. These specific items are shown in the section titled "Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share" below. Corporate & Other also includes the elimination of certain intercompany transactions.

(b)	The three, six and twelve months ended March 31, 2020, reflects the August 2019 issuance of 34.6 million shares of UGI Common Stock in connection with the AmeriGas Merger.

Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share

The following tables reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and reconciles diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to previously:

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2020	2019	2020	2019	2020	2019
Adjusted net income attributable to UGI Corporation (millions):
Net income attributable to UGI Corporation	$225.5	$245.4	$437.5	$309.6	$384.1	$386.4
Net losses on commodity derivative instruments not associated with current-period transactions (net of tax of $(40.2), $(0.9), $(41.6), $(36.4), $(64.7) and $(3.7), respectively)	89.5	11.5	99.7	92.7	154.4	13.5
Unrealized (gains) losses on foreign currency derivative instruments (net of tax of $0.6, $1.4, $(3.8), $3.7, $1.8 and $13.7, respectively)	(1.8)	(3.2)	9.5	(9.0)	(4.4)	(30.0)
Acquisition and integration expenses associated with the CMG Acquisition (net of tax of $(0.3), $0, $(0.5), $0, $(5.0) and $0, respectively)	0.7	—	1.2	—	12.4	—
LPG business transformation expenses(net of tax of $(5.8), $0, $(10.3), $0, $(15.4) and $0, respectively)	13.7	—	25.9	—	41.5	—
Loss on extinguishments of debt (net of tax of $0, $0, $0, $(1.9), $0 and $(1.9), respectively)	—	—	—	4.2	—	4.2
AmeriGas Merger expenses (net of tax of $0, $(0.1) $0, $(0.1), $(0.3) and $(0.1), respectively)	—	0.2	—	0.2	1.0	0.2
Impairment of Partnership tradenames and trademarks (net of tax of $0, $0, $0, $0, $0 and $(5.8), respectively)	—	—	—	—	—	14.5
Integration expenses associated with Finagaz (net of tax of $0, $0, $0, $0, $0 and $(6.8), respectively)	—	—	—	—	—	10.5
Impact of change in French tax rate	—	—	—	—	—	5.0
Remeasurement impact from TCJA	—	—	—	—	—	1.5
Total adjustments (1) (2)	102.1	8.5	136.3	88.1	204.9	19.4
Adjusted net income attributable to UGI Corporation	$327.6	$253.9	$573.8	$397.7	$589.0	$405.8

Adjusted diluted earnings per share:
UGI Corporation earnings per share — diluted (3)	$1.07	$1.38	$2.08	$1.74	$1.94	$2.18
Net losses on commodity derivative instruments not associated with current-period transactions (4)	0.43	0.07	0.47	0.53	0.78	0.08
Unrealized (gains) losses on foreign currency derivative instruments	(0.01)	(0.02)	0.05	(0.05)	(0.02)	(0.17)
Acquisition and integration expenses associated with the CMG Acquisition	—	—	0.01	—	0.06	—
LPG business transformation expenses	0.07	—	0.12	—	0.21	—
Loss on extinguishments of debt	—	—	—	0.02	—	0.02
AmeriGas Merger expenses	—	—	—	—	0.01	—
Impairment of Partnership tradenames and trademarks	—	—	—	—	—	0.08
Integration expenses associated with Finagaz	—	—	—	—	—	0.06
Impact of change in French tax rate	—	—	—	—	—	0.03
Remeasurement impact from TCJA	—	—	—	—	—	0.01
Total adjustments (1) (3)	0.49	0.05	0.65	0.50	1.04	0.11
Adjusted diluted earnings per share (3)	$1.56	$1.43	$2.73	$2.24	$2.98	$2.29

(1)
Corporate & Other includes certain adjustments made to our reporting segments in arriving at net income attributable to UGI Corporation, including the impact of the anticipated tax benefits resulting from the carryback of a NOL for Fiscal 2020 pursuant to the provisions of the CARES Act. These adjustments have been excluded from the segment results to align with the measure used by our chief operating decision maker in assessing segment performance and allocating resources.

(2)Income taxes associated with pre-tax adjustments determined using statutory business unit tax rates.

(3)	The three, six and twelve months ended March 31, 2020, include the impact from the August 2019 issuance of 34.6 million shares of UGI Common Stock in connection with the AmeriGas Merger.

(4)	Includes the effects of rounding.